Exhibit 99.1

Investor Contact:	Lawrence E. Hyatt
(615) 235-4432

Media Contact:	Janella Escobar
(615) 235-4618

CRACKER BARREL REPORTS RESULTS FOR FIRST QUARTER FISCAL 2016

Diluted Earnings per Share Increased 20% over EPS in the Prior Year Quarter

Company Reaffirms Full Year Earnings Guidance

LEBANON, Tenn. – November 24, 2015 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today reported financial results for the first quarter of fiscal 2016 ended October 30, 2015.

First Quarter Fiscal 2016 Highlights

•	Compared to the prior year first quarter, comparable store restaurant sales increased 2.5% and comparable store retail sales increased 2.4%.

•	Operating income margin was 9.3% of total revenue, compared to 8.1% in the prior year quarter.

•	Earnings per diluted share were $1.70, a 19.7% increase compared to EPS of $1.42 in the prior year quarter.

Commenting on the first quarter results, Cracker Barrel President and Chief Executive Officer Sandra B. Cochran said, “Thanks to the continued success of our cost reduction initiatives, we were able to deliver strong EPS growth for our shareholders in the first quarter. Nevertheless, we believe consumer spending was challenged during the quarter, particularly in October, and that this was reflected in our comparable store traffic and sales. Even in this challenging environment, we believe we have the right menu, marketing, and margin-driving initiatives in place to achieve continued success in fiscal 2016.”

First Quarter Fiscal 2016 Results

Revenue

The Company reported total revenue of $702.6 million for the first quarter of fiscal 2016, representing an increase of 2.8% over the first quarter of the prior year. Comparable store restaurant sales increased 2.5%, as a 3.2% increase in average check was partially offset by a 0.7% reduction in traffic. The average menu price increase for the quarter was approximately 2.8%. Comparable store retail sales increased 2.4% for the quarter.

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Cracker Barrel Reports First Quarter Results

November 24, 2015

Comparable store restaurant traffic, average check and comparable store restaurant and retail sales for the fiscal months of August, September and October and for the first quarter were as follows:

	AUGUST	SEPTEMBER	OCTOBER	FIRST QUARTER
Comparable restaurant traffic	0.1%	0.4%	-2.1%	-0.7%
Average check	2.6%	3.6%	3.3%	3.2%
Comparable restaurant sales	2.7%	4.0%	1.2%	2.5%
Comparable retail sales	-1.2%	1.5%	5.6%	2.4%

Operating Income

Operating income was $65.3 million, or 9.3% of total revenue, in the first quarter of fiscal 2016 compared with $55.4 million, or 8.1% of total revenue, in the first quarter of fiscal 2015. As a percentage of total revenue, reductions in cost of goods sold and labor and related expenses were partially offset by an increase in other store operating expenses.

Diluted Earnings per Share

Earnings per diluted share in the first quarter of fiscal 2016 were $1.70, compared to earnings per diluted share of $1.42 in the prior year quarter, an increase of 19.7%.

Fiscal 2016 Outlook

The Company reaffirmed its previous earnings guidance and expects to report earnings per diluted share for the 2016 fiscal year between $7.15 and $7.30. The Company expects to report increases in comparable store restaurant sales and comparable store retail sales in the range of 2.0% to 3.0%. The Company expects total revenue of between $2.90 billion and $2.95 billion, reflecting the expected opening of seven new Cracker Barrel stores during the fiscal year. The Company projects food commodity inflation in the range of 2.5% to 3.0% for the fiscal year, driven largely by expected increases in egg prices. The Company projects an operating income margin of between 9.0% and 9.5% of total revenue for fiscal 2016. The Company expects depreciation expense between $76 million and $77 million; net interest expense between $14 million and $15 million; and capital expenditures of approximately $110 million. The Company expects an effective tax rate for fiscal 2016 of between 31% and 32%.

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Cracker Barrel Reports First Quarter Results

November 24, 2015

The Company expects to report earnings per diluted share for the second quarter of 2016 of between $1.80 and $1.90. The Company reminds investors that its outlook for fiscal 2016 reflects a number of assumptions, many of which are outside the Company’s control.

Fiscal 2016 First Quarter Conference Call

As previously announced, the live broadcast of Cracker Barrel’s quarterly conference call will be available to the public online at investor.crackerbarrel.com on November 24, 2015, beginning at 11:00 a.m. (Eastern Time). An online replay will be available at 2:00 p.m. (Eastern Time) and continue through December 8, 2015.

About Cracker Barrel Old Country Store®

Cracker Barrel Old Country Store provides a friendly home-away-from-home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurants serve up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as our signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 635 company-owned locations in 42 states. Every Cracker Barrel store is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. – 11 p.m. For more information, visit: crackerbarrel.com.

Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is subject to completion of our financial procedures for Q1 FY 2016 and is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” “should,” “projects,” “forecasts,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and include the expected effects of operational improvement initiatives, such as new menu items and retail offerings. Factors which could materially affect actual results include, but are not

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Cracker Barrel Reports First Quarter Results

November 24, 2015

limited to: the effects of uncertain consumer confidence, higher costs for energy, general or regional economic weakness, weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; our ability to sustain or the effects of plans intended to improve operational or marketing execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect our brands and products; commodity price increases; the ability of and cost to us to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at our locations on sales and on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of our food or products or those of the restaurant industry in general, including concerns about pandemics, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our substantial indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives; changes in interest rates or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; our ability to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to our restaurant or retail supply chain; changes in foreign exchange rates affecting our future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications. Any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which made. We expressly disclaim any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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Cracker Barrel Reports First Quarter Results

November 24, 2015

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(Unaudited)

(In thousands, except share and per share amounts, percentages and ratios)

	First Quarter Ended
			Percentage
	10/30/2015	10/31/2014	Change
Total revenue	$702,629	$683,428	3%
Cost of goods sold, exclusive of depreciation and rent	222,973	222,295	0

Labor and other related expenses	244,322	242,327	1
Other store operating expenses	135,707	130,172	4

Store operating income	99,627	88,634	12
General and administrative expenses	34,319	33,192	3

Operating income	65,308	55,442	18
Interest expense	3,544	4,424	(20)

Pretax income	61,764	51,018	21
Provision for income taxes	20,899	16,994	23

Net income	$40,865	$34,024	20

Earnings per share – Basic:	$1.71	$1.43	20

Earnings per share – Diluted:	$1.70	$1.42	20

Weighted average shares:
Basic	23,956,554	23,862,195	0
Diluted	24,073,052	24,001,438	0

Ratio Analysis
Total revenue:
Restaurant	80.0%	80.0%
Retail	20.0	20.0

Total revenue	100.0	100.0
Cost of goods sold, exclusive of depreciation and rent	31.7	32.5

Labor and other related expenses	34.8	35.5
Other store operating expenses	19.3	19.0

Store operating income	14.2	13.0
General and administrative expenses	4.9	4.9

Operating income	9.3	8.1
Interest expense	0.5	0.6

Pretax income	8.8	7.5
Provision for income taxes	3.0	2.5

Net income	5.8%	5.0%

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Cracker Barrel Reports First Quarter Results

November 24, 2015

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share amounts)

	10/30/2015	10/31/2014
Assets
Cash and cash equivalents	$127,540	$105,851
Accounts receivable	18,070	15,672
Inventory	186,230	177,741
Prepaid expenses	18,107	16,603
Deferred income taxes	5,960	6,613
Property and equipment, net	1,049,597	1,041,206
Other long-term assets	63,686	60,341

Total assets	$1,469,190	$1,424,027

Liabilities and Shareholders’ Equity
Accounts payable	$113,268	$92,401
Other current liabilities	230,453	237,931
Long-term debt	400,000	368,750
Interest rate swap liability	11,206	5,388
Other long-term obligations	132,607	124,365
Deferred income taxes	48,147	57,031
Shareholders’ equity, net	533,509	538,161

Total liabilities and shareholders’ equity	$1,469,190	$1,424,027

Common shares issued and outstanding	23,929,609	23,905,172

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Cracker Barrel Reports First Quarter Results

November 24, 2015

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED CASH FLOW STATEMENTS

(Unaudited and in thousands)

	Three Months Ended
	10/30/2015	10/31/2014
Cash flows from operating activities:
Net income	$40,865	$34,024
Depreciation and amortization	18,687	17,511
Loss on disposition of property and equipment	1,425	2,170
Share-based compensation, net of excess tax benefit	32	772
(Increase) in inventories	(33,172)	(12,315)
(Decrease) in accounts payable	(19,849)	(6,076)
Net changes in other assets and liabilities	(12,343)	643

Net cash (used in) provided by operating activities	(4,355)	36,729

Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(17,016)	(18,419)
Proceeds from sale of property and equipment	45	1,007

Net cash (used in) investing activities	(16,971)	(17,412)

Cash flows from financing activities:
Net payments for credit facilities and other long-term obligations	0	(6,250)
(Taxes withheld) from exercise of share-based compensation awards, net	(5,243)	(4,719)
Excess tax benefit from share-based compensation	1,920	1,963
Purchases and retirement of common stock	(14,653)	0
Dividends on common stock	(98,613)	(23,821)

Net cash (used in) financing activities	(116,589)	(32,827)

Net (decrease) in cash and cash equivalents	(137,915)	(13,510)
Cash and cash equivalents, beginning of period	265,455	119,361

Cash and cash equivalents, end of period	$127,540	$105,851

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Cracker Barrel Reports First Quarter Results

November 24, 2015

CRACKER BARREL OLD COUNTRY STORE, INC.

Supplemental Information

(Unaudited)

	First Quarter Ended
	10/30/2015	10/31/2014
Units in operation:
Open at beginning of period	637	631
(Closed) opened during period	(2)	2

Open at end of period	635	633

Total revenue: (In thousands)
Restaurant	$562,279	$546,707
Retail	140,350	136,721

Total revenue	$702,629	$683,428

Cost of goods sold: (In thousands)
Restaurant	$154,790	$153,418
Retail	68,183	68,877

Total cost of goods sold	$222,973	$222,295

Average unit volume: (In thousands)
Restaurant	$883.2	$864.3
Retail	220.5	216.2

Total	$1,103.7	$1,080.5

Operating weeks:	8,276	8,223

		Q1 2016 vs. Q1 2015
Comparable store sales period to period increase:
Restaurant		2.5%
Retail		2.4%

Number of locations in comparable store base		623

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